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EXHIBIT 99.1


PRESS RELEASE                    Contact: David R. Pearce
For immediate release            Tel.: 781-821-4152

GEERLINGS & WADE, INC. REPORTS TRANSFER OF LISTING OF ITS COMMON STOCK TO NASDAQ SMALLCAP MARKET

CANTON, Massachusetts, April 5, 2001 - Geerlings & Wade, Inc. (NASDAQ: GEER) today reported that it received notification from The Nasdaq Stock Market, Inc. that the Nasdaq Listing Qualifications Panel (the "Panel") had determined to transfer the listing of the Company's securities from The Nasdaq National Market to The Nasdaq SmallCap Market effective with the open of business on April 5, 2001. The Company, which appeared at an oral hearing before the Panel on March 8, 2001, does not currently comply with the minimum market value of public float requirement for continued listing on The Nasdaq National Market under
Maintenance Standard 1 as set forth in Nasdaq Marketplace Rule 4450(a)(2).   The
continued listing of the Company's common stock on The Nasdaq SmallCap Market is contingent upon the successful completion of an application and review process in which the Company will be required to demonstrate its compliance with all requirements for continued listing on The Nasdaq SmallCap Market. The Company believes that it does comply with all requirements for continued listing on The Nasdaq SmallCap Market and intends to provide appropriate evidence to Nasdaq.

David Pearce, president of the Company, said, "We do not believe that being listed on The Nasdaq SmallCap Market will materially affect the Company or our stockholders."

This report contains forward-looking statements about the Company's business and operations and the Company's future plans and objectives. Forward-looking statements are subject to risks and uncertainties that could cause the actual results to vary materially. These risks are discussed in the Company's annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

Geerlings & Wade, founded in 1986, is America's leading direct marketer of fine wine and wine accessories with retail locations in 16 states, home and office delivery to 29 states, and a devoted following of more than 125,000 regular customers and wine club members. The Canton, MA-based Company has developed a unique, streamlined purchasing system that allows it to source wines directly from the world's greatest wineries. G&W has cultivated relationships with hundreds of renowned wineries and negotiants in France, Italy, Australia, Chile and California. Consumers can contact Geerlings & Wade at 1-800-782-9463 or on the World Wide Web at http://www.geerwade.com.